EXHIBIT 23.1

Consent of Marcum LLP, Independent Registered Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Acme United Corporation on Form S-8 (File Nos. 333-168801. 333-161392, 333-145516, 333-126478, 333-70348, 333-70346, 333-84505, 333-84509, 333-84499, 333-26739, and 333-26737) of our report dated March 11, 2011, with respect to our audit of the consolidated financial statements of Acme United Corporation and subsidiaries as of December 31, 2010 and for the year then ended, which report is included in this Annual Report on Form 10-K of Acme United Corporation for the year ended December 31, 2010.

/s/ Marcum llp

Marcum llp
New Haven, Connecticut
March 11, 2011